Exhibit 4
Following is a schedule of sales of the Issuer’s Class A Common Stock by the Reporting Persons that have not previously been reported in this Schedule 13D or Amendment Nos. 1, 2, 3, or 4 thereto. All of these sales were open market transactions on the NASDAQ Global Market.

Date of Sale	Number of Shares Sold	Share Price
2/22/2011	5,696	$2.7205
2/23/2011	6,100	$2.7008
2/24/2011	3,016	$2.7032
2/25/2011	13,100	$2.7026
2/28/2011	400	$2.7238
3/1/2011	7,315	$2.7469
3/2/2011	2,900	$2.7798
3/3/2011	500	$2.7240
3/4/2011	2,720	$2.7277
3/7/2011	4,800	$2.7180
3/8/2011	4,477	$2.6800
3/9/2011	9,600	$2.6157
3/10/2011	7,300	$2.5775
3/11/2011	12,100	$2.5529